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                                                                    EXHIBIT 99.1

GRANITE BROADCASTING CLOSES $405 MILLION SENIOR SECURED NOTE OFFERING

ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND EXECUTION OF SUPPLEMENTAL INDENTURE FOR 8 7/8% NOTES

NEW YORK, December 22, 2003 -- Granite Broadcasting Corporation (Nasdaq: GBTVK) announced today that it closed the previously announced offering of $405 million aggregate principal amount of its 9 3/4% senior secured notes due 2010.

In addition, Granite announced that in connection with the ongoing tender offer for all of its outstanding 8 7/8% senior subordinated notes due 2008 ("8 7/8% Notes") and related consent solicitation, Granite received tenders and consents with respect to $62,564,000 principal amount of 8 7/8% Notes, representing approximately 99.998% of the outstanding principal amount of the 8 7/8% Notes, an amount sufficient to amend certain provisions of the indenture governing the 8 7/8% Notes. In connection with the consent solicitation, Granite and The Bank of New York, the trustee under the indenture, executed a supplemental indenture, which eliminates certain indenture covenants and certain potential events of default contained in the original indenture. Granite purchased all $62,564,000 principal amount of the 8 7/8% Notes tendered today.

The tender offer for the 8 7/8% Notes is still open and will expire at 5:00 p.m., New York City time, on Thursday, January 8, 2004, unless extended or earlier terminated.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company's stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward- looking statements.

Granite Broadcasting Corporation (Nasdaq: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation's television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network
(WB). The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin. The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York. The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.